United States securities and exchange commission logo





                          October 3, 2023

       Paul Voigt
       Chief Executive Officer
       INNOVATE Corp.
       222 Lakeview Ave., Suite 1660
       West Palm Beach, FL 33401

                                                        Re: INNOVATE Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed on September
29, 2023
                                                            File No. 333-274760

       Dear Paul Voigt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at 202-551-4985 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing